Filed Pursuant to Rule 433
Registration No. 333-282937
Issuer Free Writing Prospectus dated November 5, 2026
Relating to Preliminary Prospectus Supplement dated November 5, 2026

APPLE INC.
FINAL PRICING TERM SHEET

Floating Rate Notes due 2028 (“2028 Floating Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$500,000,000

Maturity:	November 9, 2028

Interest:
The interest rate for the initial interest period will be Compounded SOFR determined on February 5, 2027, plus 0.33%. Thereafter, the interest rate for any interest period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus 0.33%.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Price to Public:	100.000%

Interest Payment Dates:
Interest on the 2028 Floating Rate Notes will be paid quarterly in arrears on February 9, May 9, August 9 and November 9 of each year, commencing on February 9, 2027, and on the maturity date (each, a “Floating Rate Interest Payment Date”). If February 9, May 9, August 9 or November 9 of any year is not a Business Day, then the next succeeding Business Day will be the applicable Floating Rate Interest Payment Date and interest on the 2028 Floating Rate Notes will be paid on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the Business Day immediately preceding such February 9, May 9, August 9 or November 9, and interest on the 2028 Floating Rate Notes will be paid on such immediately preceding Business Day).  If the maturity date of the 2028 Floating Rate Notes is not a Business Day, the payment of principal of, and interest on, the 2028 Floating Rate Notes will be made on the next succeeding Business Day and no interest will accrue for the period from and after such maturity date.

Interest Period:
The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial interest period, the settlement date of the 2028 Floating Rate Notes) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the 2028 Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the 2028 Floating Rate Notes to, but excluding, the maturity date.

Observation Period:
The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such interest period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the 2028 Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

Day Count Convention:	Actual/360

No Redemption:	The 2028 Floating Rate Notes are not redeemable at the option of the Issuer prior to maturity.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FC9 / US037833FC97

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

Floating Rate Notes due 2029 (“2029 Floating Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$750,000,000

Maturity:	November 9, 2029

Interest:
The interest rate for the initial interest period will be Compounded SOFR determined on February 5, 2027, plus 0.45%. Thereafter, the interest rate for any interest period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus 0.45%.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Price to Public:	100.000%

Interest Payment Dates:
Interest on the 2029 Floating Rate Notes will be paid quarterly in arrears on February 9, May 9, August 9 and November 9 of each year, commencing on February 9, 2027, and on the maturity date (each, a “Floating Rate Interest Payment Date”). If February 9, May 9, August 9 or November 9 of any year is not a Business Day, then the next succeeding Business Day will be the applicable Floating Rate Interest Payment Date and interest on the 2029 Floating Rate Notes will be paid on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the Business Day immediately preceding such February 9, May 9, August 9 or November 9, and interest on the 2029 Floating Rate Notes will be paid on such immediately preceding Business Day).  If the maturity date of the 2029 Floating Rate Notes is not a Business Day, the payment of principal of, and interest on, the 2029 Floating Rate Notes will be made on the next succeeding Business Day and no interest will accrue for the period from and after such maturity date.

Interest Period:
The period from and including a Floating Rate Interest Payment Date (or, in the case of the initial interest period, the settlement date of the 2029 Floating Rate Notes) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the 2029 Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the 2029 Floating Rate Notes to, but excluding, the maturity date.

Observation Period:
The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such interest period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the 2029 Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

Day Count Convention:	Actual/360

No Redemption:	The 2029 Floating Rate Notes are not redeemable at the option of the Issuer prior to maturity.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FE5 / US037833FE53

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.650% Notes due 2028 (“2028 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	November 9, 2028

Interest:	4.650%

Price to Public:	99.951%

Interest Payment Dates:	Interest on the 2028 Fixed Rate Notes will be paid semi-annually in arrears on May 9 and November 9, beginning on May 9, 2027, and on the maturity date.

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due October 31, 2028

Benchmark Treasury Yield:	4.456%

Spread to Benchmark Treasury:	22 basis points

Yield:	4.676%

Redemption:
Prior to the maturity date of the 2028 Fixed Rate Notes, the Issuer may, at its option, redeem the 2028 Fixed Rate Notes, at any time in whole or from time to time in part, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2028 Fixed Rate Notes, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(i) 100% of the principal amount of the 2028 Fixed Rate Notes being redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Fixed Rate Notes being redeemed, exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2028 Fixed Rate Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FD7 / US037833FD70

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

4.750% Notes due 2029 (“2029 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	November 9, 2029

Interest:	4.750%

Price to Public:	99.889%

Interest Payment Dates:	Interest on the 2029 Fixed Rate Notes will be paid semi-annually in arrears on May 9 and November 9, beginning on May 9, 2027, and on the maturity date.

Day Count Convention:	30/360

Benchmark Treasury:	4.875% due October 15, 2029

Benchmark Treasury Yield:	4.520%

Spread to Benchmark Treasury:	27 basis points

Yield:	4.790%

Redemption:
Prior to October 9, 2029, the Issuer may, at its option, redeem the 2029 Fixed Rate Notes, at any time in whole or from time to time in part, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2029 Fixed Rate Notes, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(i) 100% of the principal amount of the 2029 Fixed Rate Notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Fixed Rate Notes being redeemed (assuming the 2029 Fixed Rate Notes matured on October 9, 2029), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2029 Fixed Rate Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after October 9, 2029, the Issuer may, at its option, redeem the 2029 Fixed Rate Notes, at any time in whole or from time to time in part, prior to their maturity, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2029 Fixed Rate Notes, at a redemption price equal to 100% of the principal amount of the 2029 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FF2 / US037833FF29

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

 4.900% Notes due 2031 (“2031 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	November 9, 2031

Interest:	4.900%

Price to Public:	99.829%

Interest Payment Dates:	Interest on the 2031 Fixed Rate Notes will be paid semi-annually in arrears on May 9 and November 9, beginning on May 9, 2027, and on the maturity date.

Day Count Convention:	30/360

Benchmark Treasury:	4.750% due October 31, 2031

Benchmark Treasury Yield:	4.589%

Spread to Benchmark Treasury:	35 basis points

Yield:	4.939%

Redemption:
Prior to October 9, 2031, the Issuer may, at its option, redeem the 2031 Fixed Rate Notes, at any time in whole or from time to time in part, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2031 Fixed Rate Notes, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(i) 100% of the principal amount of the 2031 Fixed Rate Notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Fixed Rate Notes being redeemed (assuming the 2031 Fixed Rate Notes matured on October 9, 2031), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2031 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after October 9, 2031, the Issuer may, at its option, redeem the 2031 Fixed Rate Notes, at any time in whole or from time to time in part, prior to their maturity, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2031 Fixed Rate Notes, at a redemption price equal to 100% of the principal amount of the 2031 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FG0 / US037833FG02

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

 5.100% Notes due 2033 (“2033 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	November 9, 2033

Interest:	5.100%

Price to Public:	99.773%

Interest Payment Dates:	Interest on the 2033 Fixed Rate Notes will be paid semi-annually in arrears on May 9 and November 9, beginning on May 9, 2027, and on the maturity date.

Day Count Convention:	30/360

Benchmark Treasury:	4.875% due October 31, 2033

Benchmark Treasury Yield:	4.689%

Spread to Benchmark Treasury:	45 basis points

Yield:	5.139%

Redemption:
Prior to September 9, 2033, the Issuer may, at its option, redeem the 2033 Fixed Rate Notes, at any time in whole or from time to time in part, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2033 Fixed Rate Notes, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(i) 100% of the principal amount of the 2033 Fixed Rate Notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest on the 2033 Fixed Rate Notes being redeemed (assuming the 2033 Fixed Rate Notes matured on September 9, 2033), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2033 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after September 9, 2033, the Issuer may, at its option, redeem the 2033 Fixed Rate Notes, at any time in whole or from time to time in part, prior to their maturity, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2033 Fixed Rate Notes, at a redemption price equal to 100% of the principal amount of the 2033 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FH8 / US037833FH84

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

5.350% Notes due 2036 (“2036 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$2,000,000,000

Maturity:	November 9, 2036

Interest:	5.350%

Price to Public:	99.816%

Interest Payment Dates:	Interest on the 2036 Fixed Rate Notes will be paid semi-annually in arrears on May 9 and November 9, beginning on May 9, 2027, and on the maturity date.

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due August 15, 2036

Benchmark Treasury Yield:	4.824%

Spread to Benchmark Treasury:	55 basis points

Yield:	5.374%

Redemption:
Prior to August 9, 2036, the Issuer may, at its option, redeem the 2036 Fixed Rate Notes, at any time in whole or from time to time in part, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2036 Fixed Rate Notes, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

(i) 100% of the principal amount of the 2036 Fixed Rate Notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest on the 2036 Fixed Rate Notes being redeemed (assuming the 2036 Fixed Rate Notes matured on August 9, 2036), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the 2036 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 9, 2036, the Issuer may, at its option, redeem the 2036 Fixed Rate Notes, at any time in whole or from time to time in part, prior to their maturity, on at least 10 days, but not more than 60 days, prior notice mailed or electronically delivered to the registered address of each holder of record of the 2036 Fixed Rate Notes, at a redemption price equal to 100% of the principal amount of the 2036 Fixed Rate Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 5, 2026

Settlement Date:	November 9, 2026 (T+2)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aaa (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $7.47 billion after deducting underwriting discounts and the Issuer’s offering expenses.

CUSIP/ISIN:	037833 FJ4 / US037833FJ41

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect to deliver the notes against payment for the notes on or about November 9, 2026, which will be the second business day following the date of the pricing of the notes (“T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC toll-free at 1-212-834-4533, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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